EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

iCAD, Inc.
Nashua, New Hampshire

We hereby consent to the incorporation by reference in the Registration Statements of iCAD, Inc. on Form S-8 (No. 33-72534), (No. 333-99973), (No. 333-119509), (No. 333-139023) and (No. 333-144671) and on Form S-3 (No. 333-147082), (No. 333-121821), (No. 333-112689) and (No.333-110977) of our reports dated March 5, 2009, relating to the consolidated financial statements and schedule, and the effectiveness of iCAD, Inc.’s internal control over financial reporting appearing in the Annual Report on Form10-K  for the year ended December 31, 2008.

/s/ BDO SEIDMAN, LLP

Boston, Massachusetts
March 5, 2009